Exhibit 4.5

EXECUTION COPY

SAFE BULKERS, INC.,

POLYS HAJIOANNOU,

VORINI HOLDINGS INC.,

SAFEFIXING CORPORATION

- and -

MACHAIRIOTISSA HOLDINGS INC.

RESTRICTIVE COVENANT AGREEMENT

THIS RESTRICTIVE COVENANT AGREEMENT

(this “Agreement”) is made on May 29, 2008,

BY AND BETWEEN:

(1)       SAFE BULKERS, INC., a Marshall Islands corporation (the “Company”);

(2)       POLYS HAJIOANNOU, in his individual capacity (“P. Hajioannou”);

(3)       VORINI HOLDINGS INC., a Marshall Islands corporation (“Vorini Holdings”);

(4)       SAFEFIXING CORPORATION, a Liberian corporation (“SafeFixing”); and

(5)       MACHAIRIOTISSA HOLDINGS INC., a Marshall Islands corporation (“Machairiotissa Holdings” and, together with P. Hajioannou, Vorini Holdings and, together with any entity controlled by or under common control with Machairiotissa Holdings, P. Hajioannou and/or Vorini Holdings, the “Hajioannou Entities”).

WHEREAS:

(A)       Pursuant to the Management Agreement by and between the Company and Safety Management Overseas S.A., a Panamanian corporation (the “Manager”), dated May 29, 2008 (the “Management Agreement”), the Manager has agreed to provide certain management services to the Company on an exclusive basis, restrict certain competitive activities and grant a right of first offer to the Company to purchase its assets and properties upon the occurrence of certain events, all as described therein; and

(B)       the Company wishes to (i) limit the activities of each of the Hajioannou Entities, on the terms and conditions set out in this Agreement to prohibit certain activities that may compete with the business of the Company, (ii) be granted a right of first offer to purchase the Hajioannou Entities’ relevant interest in the Manager in the event of a potential change of control of the Manager and (iii) be granted a right of first offer to purchase the Hajioannou Entities’ relevant interest in SafeFixing, in the event of a potential change of control of SafeFixing.

NOW, THEREFORE, in consideration of the terms and conditions set forth below and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties hereto agree as follows:

2

ARTICLE I

INTERPRETATION

SECTION 1.1. In this Agreement, unless the context otherwise requires:

(a) “Affirmative Response” shall have the meaning set forth in Section 4.3(b).

(b) “Agreement” shall have the meaning set forth in the preamble.

(c) “Break Up Cost” means the aggregate amount of any and all costs including any taxes, registration fees, administrative expenses, severance costs, and other similar costs and expenses that would be required to transfer Drybulk Vessels or any other portion of a Non-Drybulk Acquisition that owns or operates Drybulk Vessels to the Company separately from the other assets of the Non-Drybulk Acquisition.

(d) “Board of Directors” means the board of directors of the Company as the same may be constituted from time to time.

(e) “Business Day” means a day (excluding Saturdays and Sundays) on which banks are open for business in Athens, Greece; Cyprus; and New York, New York.

(f) “Company” shall have the meaning set forth in the preamble.

(g) “Company Group” means, at any time, the Company and its subsidiaries at such time and “member of the Company Group” shall be construed accordingly.

(h) “Competitive Activities” shall have the meaning set forth in Section 3.1.

(i) “Drybulk Vessel” means any ocean-going vessel (including any Newbuild) that is intended to be used primarily to transport non-liquid cargoes of commodities shipped in an unpackaged state.

(j) “Drybulk Vessel Business” means any business involved in the ownership or operation of Drybulk Vessels.

(k) “Effective Date” means the Effective Date (as defined in the Management Agreement).

(l) “First Offer Notice” shall have the meaning set forth in Section 4.3(a).

(m) “First Offer Period” means (i) 30 days in the case of a Permitted Acquisition First Offer Right, (ii) 30 days in the case of a Manager First Offer

3

Right and (iii) 15 days in the case of a SafeFixing First Offer Right.

(n) “Hajioannou Entities” shall have the meaning set forth in the preamble.

(o) “Independent Directors” means those members of the Board of Directors that qualify as independent directors within the meaning of Rule 10A-3 promulgated under the U.S. Securities Exchange Act of 1934, as amended, and the listing criteria of the New York Stock Exchange.

(p) “Machairiottisa Holdings” shall have the meaning set forth in the preamble.

(q) “Management Agreement” shall have the meaning set forth in the recitals.

(r) “Manager” shall have the meaning set forth in the recitals.

(s) “Manager First Offer Right” shall have the meaning set forth in Section 4.1.

(t) “Negative Response” shall have the meaning set forth in Section 4.3(b).

(u) “Newbuild” means a new vessel to be or which has just been constructed, or is under construction, which a member of the Company Group has agreed to acquire pursuant to a shipbuilding contract, memorandum of agreement or otherwise.

(v) “Non-Drybulk Acquisition” means an acquisition or investment that includes (i) both Drybulk Vessels and vessels other than Drybulk Vessels and/or (ii) any business that owns or operates Drybulk Vessels and vessels other than Drybulk Vessels.

(w) “P. Hajioannou” shall have the meaning set forth in the preamble.

(x) “Permitted Acquisition” means an acquisition by any of the Hajioannou Entities of a Drybulk Vessel or an acquisition of or investment in a Drybulk Vessel Business that (i) has been first offered to the Company and refused by the majority of the Independent Directors and (ii) has been acquired or invested in by the relevant Hajioannou Entity on terms and conditions as to price that are not more favorable, and on such other terms and conditions that are not materially more favorable, to such Hajioannou Entity than those offered to the Company.

(y) “Permitted Acquisition First Offer Right” shall have the meaning set forth in Section 3.2(a).

4

(z) “Proposed Change in Control of the Manager” means (i) the approval by the board of directors of the Manager or the shareholders of the Manager of a proposed sale of all or substantially all of the assets or property of the Manager necessary for the performance of its services under the Management Agreement, (ii) the approval by the shareholders of the Manager of a proposed sale of the Manager’s shares that would result in one or more of the Hajioannou Entities owning less than 80% of the voting power of the outstanding voting securities of the Manager or (iii) the approval by the shareholders of the Manager of a proposed merger, consolidation or similar transaction, as a result of which one or more of the Hajioannou Entities would beneficially own less than 80% of the voting power of the outstanding voting securities of the resulting entity following such transaction.

(aa) “Proposed Change in Control of SafeFixing” shall mean (i) the approval by the board of directors of SafeFixing or the shareholders of SafeFixing of a proposed sale of all or substantially all of the assets or property of SafeFixing, (ii) the approval by the shareholders of SafeFixing of a proposed sale of SafeFixing’s shares that would result in one or more of the Hajioannou Entities and Nicolaos Hadjioannou, collectively, owning less than 50.1% of the voting power of the outstanding voting securities of SafeFixing or (iii) the approval by the shareholders of SafeFixing of a proposed merger, consolidation or similar transaction, as a result of which one or more of the Hajioannou Entities and Nicolaos Hadjioannou, collectively, would beneficially own less than 50.1% of the voting power of the outstanding voting securities of the resulting entity following such transaction.

(bb) “Restricted Period” shall have the meaning set forth in Section 3.1.

(cc) “SafeFixing” shall have the meaning set forth in the recitals.

(dd) “SafeFixing First Offer Right” shall have the meaning set forth in Section 4.2.

(ee) “SafeFixing Vessels” shall have the meaning set forth in Section 3.2(c).

(ff) “Specified Vessels” shall have the meaning set forth in Section 3.2(c).

(gg) “Sale Transaction” shall have the meaning set forth in Section 4.3.

(hh) “Vorini Holdings” shall have the meaning set forth in the preamble.

SECTION 1.2. The headings of this Agreement are for ease of reference and do not limit or otherwise affect the meaning hereof.

SECTION 1.3. All the terms of this Agreement, whether or not so expressed, shall be binding upon the parties hereto and their respective successors and assigns.

5

SECTION 1.4. Unless the context otherwise requires, words in the singular include the plural and vice versa.

ARTICLE II

ACKNOWLEDGEMENT AND REPRESENTATION

SECTION 2.1. Each of the Hajioannou Entities acknowledges he or it has received and reviewed the Management Agreement.

SECTION 2.2. Each of P. Hajioannou and Machairiotissa Holdings hereby represents and warrants that as of the date of this Agreement, Machairiotissa Holdings (a) owns at least 80% of the capital stock of the Manager and (b) holds at least 80% of the voting power of the outstanding capital stock of the Manager considered for this purpose as a single class.

SECTION 2.3. Each of the Hajioannou Entities hereby represents and warrants that as of the date of this Agreement, the Hajioannou Entities and Nicolaos Hadjioannou, collectively, (a) own at least 50.1% of the capital stock of SafeFixing and (b) hold at least 50.1% of the voting power of the outstanding capital stock of SafeFixing considered for this purpose as a single class.

SECTION 2.4. Each of the Hajioannou Entities acknowledges and agrees that, pursuant to the terms of the Management Agreement, during the term of the Management Agreement, if a Drybulk Vessel owned by the Company and a Drybulk Vessel owned or operated, directly or indirectly, by any of the Hajioannou Entities (other than through the Company), including through SafeFixing, are both available and meet the criteria for a charter being fixed by the Manager, the Company’s Drybulk Vessel shall receive such charter.

ARTICLE III

NON-COMPETITION

SECTION 3.1. During the period commencing on the Effective Date and ending one year following termination of the Management Agreement (such period the “Restricted Period”), each of the Hajioannou Entities shall not, subject to Section 3.2 hereof, directly or indirectly, engage in (a) the ownership or operation of any Drybulk Vessel or (b) the acquisition of or investment in any Drybulk Vessel Business, other than pursuant to (i) their involvement with the Company and its subsidiaries and (ii) their involvement with the Manager, in compliance with the terms of the Management Agreement, as the same may be waived or amended from time to time (together, the “Competitive Activities”).

SECTION 3.2. Notwithstanding the foregoing, the Hajioannou Entities may engage in Competitive Activities (including through SafeFixing) in the following circumstances:

6

(a) with respect to any Permitted Acquisition; provided that, (i) in the event of any subsequent proposed sale or transfer of legal or beneficial ownership (in whole or in part) of the Permitted Acquisition by any of the Hajioannou Entities (other than to another Hajioannou Entity), the relevant Hajioannou Entity or Entities shall grant to the Company a right of first offer on such proposed sale or transfer of ownership (the “Permitted Acquisition First Offer Right”), in accordance with the procedures set forth in Section 4.3 and (ii) any commercial management of Drybulk Vessels that are controlled by the Hajioannou Entities (including through SafeFixing) in connection with the Permitted Acquisition is performed by the Manager;

(b) with respect to any Drybulk Vessels or Drybulk Vessel Business included in a Non-Drybulk Acquisition; provided that (i) less than 50% of the fair market value of the Non-Drybulk Acquisition is attributable to the Drybulk Vessels and any related portion of such business that is solely dedicated to the ownership and operation of such Drybulk Vessels, (ii) the relevant Hajioannou Entity or Entities promptly offer to sell the Drybulk Vessels and such related portion of the business to the Company for their fair market value plus any Break Up Costs and the majority of the Independent Directors refuse such offer and (iii) any commercial management of Drybulk Vessels that are controlled by the Hajioannou Entities in connection with such Non-Drybulk Acquisition is performed by the Manager. For purposes of this Section 3.2(b), fair market values shall be determined in good faith by the Board of Directors;

(c) solely through SafeFixing, where such engagement consists of chartering in Drybulk Vessels from third-party owners for subsequent chartering out to customers (such chartered-in Drybulk Vessels, the “SafeFixing Vessels”); provided that (i) with respect to the SafeFixing Vessels that are chartered in by SafeFixing as of the Effective Date (the “Specified Vessels”), in the event any Specified Vessel is not subject to an existing charter-out arrangement or the existing charter-out arrangement with respect to such Specified Vessel is terminated or otherwise expires, the Company shall have the option (exercisable within 10 Business Days of written notice by SafeFixing of such termination or expiry) to charter in such Specified Vessel from SafeFixing on the same terms and conditions as apply to SafeFixing under the charter-in arrangement with respect to such Specified Vessel, (ii) with respect to SafeFixing Vessels other than Specified Vessels, the Company shall have the option (exercisable within 10 Business Days following written notice by SafeFixing of entry into the charter-in arrangement between SafeFixing and the third party owner) to charter in such SafeFixing Vessel from SafeFixing on the same terms and conditions as apply to SafeFixing under such charter-in arrangement and (iii) any commercial management of SafeFixing Vessels is performed by the Manager. For purposes of this Section 3.2(c), a Specified Vessel will no longer be deemed a Specified Vessel following the expiration or other termination of the charter-in agreement between SafeFixing and the third party owner of such vessel, as in effect as of the Effective Date; and

(d) passive ownership of up to 9.99% of the outstanding voting securities of any publicly traded company that is a Drybulk Vessel Business in whole or in part.

7

SECTION 3.3. For the avoidance of doubt, nothing in this Agreement shall be construed to restrict the ability of any Hajioannou Entity or SafeFixing to acquire, invest in, operate, manage or charter any vessel other than Drybulk Vessels or any shipping-related business other than a Drybulk Vessel Business.

ARTICLE IV

CONTROL OF MANAGER; CONTROL OF SAFEFIXING; RIGHT OF FIRST OFFER

SECTION 4.1. During the Restricted Period, in the event of a Proposed Change in Control of the Manager, the Company shall have a 30-day right of first offer to purchase the relevant Hajioannou Entities’ direct or indirect interests in the Manager involved in the Proposed Change in Control of the Manager (“Manager First Offer Right”). Set forth in Section 4.3 are the procedures applicable to the Manager First Offer Right.

SECTION 4.2. During the Restricted Period, in the event of a Proposed Change in Control of SafeFixing, the Company shall have a 15 day right of first offer to purchase the relevant Hajioannou Entities’ or Nicolaos Hadjioannou’s direct or indirect interests in SafeFixing involved in the Proposed Change in Control of SafeFixing (the “SafeFixing First Offer Right”). Set forth in Section 4.3 are the procedures applicable to the SafeFixing First Offer Right.

SECTION 4.3. Set forth below are the procedures applicable to the Permitted Acquisition First Offer Right, the Manager First Offer Right and the SafeFixing First Offer Right. For purposes of this Section 4.3, the term “Sale Transaction” shall mean (i) the sale or transfer of ownership of the Permitted Acquisition by the relevant Hajioannou Entities, as described in Section 3.2(a), in the case of a Permitted Acquisition First Offer Right, (ii) a Proposed Change in Control of the Manager, as described in Section 4.1, in the case of a Manager First Offer Right and (iii) a Proposed Change in Control of SafeFixing, as described in Section 4.2, in the case of a SafeFixing First Offer Right.

(a) Prior to engaging in any negotiations or otherwise offering to consummate a Sale Transaction with any third party, the relevant Hajioannou Entity or Entities shall provide written notice of their intent to engage in a Sale Transaction (a “First Offer Notice”) and shall specify in such First Offer Notice the material terms and conditions (including the consideration to be paid, which shall be in cash) on which they would be willing to consummate a Sale Transaction with the Company, including any liabilities to be assumed by the Company.

(b) The Company shall notify the relevant Hajioannou Entity or Entities within the First Offer Period that either (i) the Company does not wish to participate in a Sale Transaction (a “Negative Response”) or (ii) the. Company does wish to participate in a Sale Transaction, subject to the negotiation of the terms and conditions of the Sale Transaction in accordance with the provisions of this Section 4.3 (an “Affirmative Response”).

8

(c) In the event of an Affirmative Response, the Company and the relevant Hajioannou Entity or Entities shall negotiate in good faith during the First Offer Period the terms and conditions of an agreement for the consummation of a Sale Transaction with the Company and such terms and conditions are to be based on the terms and conditions set forth in the First Offer Notice.

(d) In the event of a Negative Response or in the event the Company and the relevant Hajioannou Entity or Entities are unable to agree on the terms and conditions of an agreement for the consummation of a Sale Transaction during the First Offer Period, then the relevant Hajioannou Entity or Entities may consummate a Sale Transaction within 120 days after the earlier of the date the relevant Hajioannou Entity or Entities receive a Negative Response and the end of the First Offer Period with a third party on terms and conditions as to price that are not more favorable, and on such other terms and conditions that are not materially more favorable, to the proposed purchaser than the terms and conditions specified in the First Offer Notice.

(e) If a Sale Transaction is not consummated with a third party within 120 days after the earlier of the date of the Negative Response and the end of the First Offer Period in accordance with clause (d) then the relevant Hajioannou Entity or Entities shall not thereafter engage in a Sale Transaction without first offering the Company a Permitted Acquisition First Offer Right, Manager First Offer Right or SafeFixing First Offer Right, as applicable, in the manner provided above.

SECTION 4.4. The Hajioannou Entities and the Company acknowledge that all potential transfers pursuant to Section 3.2(a) and this Article IV are subject to obtaining any and all written consents of governmental authorities and offer nonaffiliated third parties.

ARTICLE V

NOTICES

SECTION 5.1. All notices, consents and other communications hereunder, or necessary to exercise any rights granted hereunder, shall be in writing, sent either by prepaid registered mail or telefax, and will be validly given if delivered on a Business Day to a party at its respective address set forth below:

Safe Bulkers, Inc.
c/o Safety Management Overseas S.A.
32 Avenue K. Karamanli
P.O. Box 70837
16605 Voula
Athens, Greece
Attention: Chief Executive Officer
Telefax: 30-210-895-6900

9

Polys Hajioannou
c/o Safety Management Overseas S.A.
32 Avenue K. Karamanli
P.O. Box 70837
16605 Voula
Athens, Greece
Attention: Polys Hajioannou

Vorini Holdings Inc.
c/o Safety Management Overseas S.A.
32 Avenue K. Karamanli
P.O. Box 70837
16605 Voula
Athens, Greece
Attention: George Papadopoulos

Machairiotissa Holdings Inc.
c/o Safety Management Overseas S.A.
32 Avenue K. Karamanli
P.O. Box 70837
16605 Voula
Athens, Greece
Attention: Antonios Prigkis

ARTICLE VI

APPLICABLE LAW AND JURISDICTION

SECTION 6.1. This Agreement shall be governed by, and construed in accordance with, the laws of England.

ARTICLE VII

ARBITRATION

SECTION 7.1. Any dispute arising out of or in connection with this Agreement shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Article XVII. The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced.

SECTION 7.2. The reference shall be to three arbitrators. If the Company on the one hand or the Hajioannou Entities on the other (with the Hajioannou Entities being treated as one party for the purposes of this Article VII) wishes to refer a dispute to arbitration, that party shall appoint its arbitrator and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator within 14

10

calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the 14 days specified. If the other party does not appoint its own arbitrator and give notice that it has done so within the 14 days specified, the party referring a dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be binding on both parties as if he had been appointed by agreement. Nothing herein shall prevent the parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.1. This Agreement constitutes the sole understanding and agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements or understandings, written or oral, with respect thereto, with the exception of the Management Agreement. This Agreement may not be amended, waived or discharged except by an instrument in writing executed by the party against whom enforcement of such amendment, waiver or discharge is sought.

SECTION 8.2. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement is adjudicated to be invalid or unenforceable, such provision will be deemed amended to delete therefrom the portion thus adjudicated as invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudications is made.

SECTION 8.3. This Agreement may be executed in one or more written counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

[Remainder of page intentionally left blank.]

11

IN WITNESS whereof the undersigned have executed this Agreement as of the date first above written.

SAFE BULKERS, INC.

By:	/s/Polys Hajioannou
Name: Polys Hajioannou
Title: Chief Executive Officer

POLYS HAJIOANNOU

/s/Poly Hajioannou

VORINI HOLDINGS INC.

By:	/s/George Papadopoulos
Name: GEORGE PAPADOPOULOS
Title: DIRECTOR AND PRESIDENT

SAFEFIXING CORPORATION

By:	/s/Antonios Prigkis
Name: ANTONIOS PRIGKIS
Title: DIRECTOR

MACHAIRIOTISSA HOLDINGS INC.

By:	/s/Antonios Prigkis
Name: ANTONIOS PRIGKIS
Title: PRESIDENT

[Signature Page For Restrictive Covenant Agreement]